UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2013

Synacor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33843	16-1542712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 La Riviere Drive, Suite 300, Buffalo, New York	14202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 853-1362

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 27, 2013, Synacor, Inc. (“Synacor”) entered into a Loan and Security Agreement (“Loan Agreement”) with Silicon Valley Bank (“Lender”). The Loan Agreement provides for a $10 million secured revolving line of credit with a stated maturity date of September 27, 2015. The secured revolving credit facility is available for cash borrowings and is subject to a borrowing formula based upon eligible accounts receivable. Borrowings under the Loan Agreement bear interest, at Synacor’s election, at an annual rate of either 0.50% above the “prime rate” as published in The Wall Street Journal or LIBOR for the relevant period plus 3.00%. Interest is payable, for LIBOR advances (i) on the last day of a LIBOR interest period or (ii) on the last day of each calendar quarter, and for prime rate advances (a) on the first day of each month and (b) on each date a prime rate advance is converted into a LIBOR advance. Synacor’s obligations to the Lender are secured by a first priority security interest in all Synacor’s assets, including its intellectual property.

The Loan Agreement requires Synacor to pay a commitment fee of $50,000 on the closing date and to pay thereafter quarterly, in arrears, an unused facility fee of 0.50% per annum of the average unused portion of the facility as determined by the Lender. In addition, if Synacor terminates the facility prior to the first anniversary of the closing date, a termination fee of 1.00% of the total facility amount is due and payable by Synacor to the Lender unless the facility is replaced with a new facility from the Lender.

The Loan Agreement requires Synacor to make and maintain certain financial covenants, representations and warranties and other agreements that are customary in loan agreements of this type. The Loan Agreement also contains customary events of default, including non-payment of principal or interest, violations of covenants, cross-default, bankruptcy and material judgments.

The description of the Loan Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement that will be filed as an exhibit to Synacor’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Synacor, Inc.

Date: October 2, 2013	By:	/s/ William J. Stuart
William J. Stuart
Chief Financial Officer and Secretary